SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the registrant ☒  Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

RUTH’S HOSPITALITY GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule, or registration statement no.:

(3)	Filing party:

(4)	Date filed:

400 INTERNATIONAL PARKWAY, SUITE 325

HEATHROW, FLORIDA 32746

April 12, 2010

To our Stockholders:

You are cordially invited to attend the Ruth’s Hospitality Group, Inc. annual meeting of stockholders at 1:00 P.M. on Wednesday, May 26, 2010 at Ruth’s Chris Steak House, 80 Colonial Center Parkway, Lake Mary, Florida 32746. The attached notice of annual meeting and proxy statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares via the Internet or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail, you may submit your vote by completing, signing, dating and returning the proxy card by mail. We encourage you to vote via the Internet or by telephone. These methods save us significant postage and processing charges. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

Sincerely,

Michael P. O’Donnell

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2010 annual meeting of stockholders of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) will be held at Ruth’s Chris Steak House, 80 Colonial Center Parkway, Lake Mary, Florida 32746, on Wednesday, May 26, 2010, beginning at 1:00 P.M. local time. At the meeting, the holders of the Company’s outstanding common stock and Series A Preferred Stock will act on the following matters:

(1)	the election of the six nominees as directors named in the attached proxy statement to serve terms expiring at the annual meeting of stockholders to be held in 2011 and until their successors have been elected and qualified;

(2)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010; and

(3)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

In addition, in accordance with the terms of the Securities Purchase Agreement we entered into with Bruckmann, Rosser, Sherrill & Co. Management, L.P. and affiliates (which we refer to collectively as “BRS”) on December 22, 2009, for so long as BRS beneficially owns 5% or more of our common stock on an as-converted basis, BRS, voting as a separate class to the exclusion of the holders of our common stock, is entitled to designate one individual to our Board who must be an employee of BRS or one of its affiliates. BRS has designated Mr. Harold O. Rosser II to the Board.

Stockholders of record at the close of business on March 31, 2010 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the accompanying proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

Notice of Electronic Availability of Proxy Materials:

In accordance with regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now furnish these materials on the Internet unless the stockholder has previously requested to receive these materials by mail or e-mail. On or about April 12, 2010, we mailed to our stockholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

By order of the Board of Directors,

Robert M. Vincent
Corporate Secretary

April 12, 2010

400 INTERNATIONAL PARKWAY, SUITE 325

HEATHROW, FLORIDA 32746

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 26, 2010

PROXY STATEMENT

The Board of Directors of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on Wednesday, May 26, 2010, beginning at 1:00 P.M., at Ruth’s Chris Steak House, 80 Colonial Center Parkway, Lake Mary, Florida 32746, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, accompanying form of proxy and the Company’s annual report are first being sent or made available to stockholders on or about April 12, 2010.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2010 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock or Series A Preferred Stock on March 31, 2010 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.

If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Robert M. Vincent

400 International Parkway, Suite 325

Heathrow, Florida 32746

(407) 333-7440

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Stockholders can access the 2010 proxy statement, Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investor Relations page of our website at www.rhgi.com.

If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies by written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: Robert M. Vincent

400 International Parkway, Suite 325

Heathrow, Florida 32746

(407) 333-7440

We will also furnish any exhibit to the 2009 Form 10-K if specifically requested.

Who is entitled to vote at the meeting?

Holders of common stock and Series A Preferred Stock, as of the close of business on the record date, March 31, 2010, will receive notice of, and be eligible to vote at, the annual meeting and at any adjournment or postponement of the annual meeting. At the close of business on the record date, we had outstanding and entitled to vote 34,316,891 shares of common stock and 25,000 shares of Series A Preferred Stock (which, on an as-converted basis, are entitled to an aggregate of 8,620,690 votes).

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. Each outstanding share of Series A Preferred Stock is entitled to approximately 344.83 votes (one vote per share of common stock issuable upon the conversion of the Series A Preferred Stock). Our common stockholders and Series A Preferred stockholders vote together as a single class on each matter presented at the annual meeting, except for those matters on which the Series A Preferred stockholders are entitled to vote as a separate class. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 12:00 noon, and seating will begin at 12:30 P.M.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date (including shares of our Series A Preferred Stock on an as-converted basis to common stock) will constitute a quorum, permitting the conduct of business at the meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by May 25, 2010. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to the election of directors, but the individuals named on the proxy card will vote your shares FOR the ratification of our auditors. The Board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

What are the Board’s recommendations?

The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting (with the holders of common stock and Series A Preferred Stock voting together as a single class), which means that the six nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2010 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting (with the holders of common stock and Series A Preferred Stock voting together as a single class).

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2010, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, thus, have the same effect as votes against the matter. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2010 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent auditor without receiving voting instructions from you.

What happens if a nominee for director declines or is unable to accept election?

If any nominee should become unavailable, which is not anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our Board or our Board may reduce the number of directors.

Why is BRS able to designate a director to the Board?

On December 22, 2009, we entered into a Securities Purchase Agreement with BRS, pursuant to which BRS acquired 25,000 shares of a new class of Series A Preferred Stock in a private placement transaction for an aggregate purchase price of $25.0 million. Each outstanding share of Series A Preferred Stock is entitled to approximately 344.83 votes (one vote per share of common stock issuable upon the conversion of the Series A Preferred Stock), resulting in BRS owning an aggregate of 20.1% of our outstanding voting shares as of March 31, 2010. In addition, for so long as BRS beneficially owns 5% or more of our common stock on an as-converted basis, BRS, voting as a separate class to the exclusion of the holders of our common stock, is entitled to designate one individual to our Board who must be an employee of BRS or one of its affiliates.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a
Form 8-K within four business days following the annual meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of March 31, 2010, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 34,316,891 shares of common stock outstanding as of March 31, 2010. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Principal Stockholders:
BRS(2)	8,620,690	20.1%
Madison Dearborn(3)	4,119,132	12.0%
FMR LLC(4)	3,755,959	10.9%
MFP Investors LLC(5)	2,385,932	7.0%
Sheffield Asset Management(6)	1,414,563	4.1%
BlackRock, Inc.(7)	1,266,076	3.7%

Directors, excluding Chief Executive Officer
Harold O. Rosser II(8)	8,620,690	20.1%
Robin P. Selati(9)	4,119,132	12.0%
Bannus B. Hudson(10)	58,488	*
Alan Vituli(11)	35,828	*
Carla R. Cooper(12)	22,528	*
Robert S. Merritt	—	—

Named Executive Officers
Michael P. O’Donnell(13)	223,169	*
Robert M. Vincent(14)	105,500	*
Samuel A. Tancredi	24,000	*
Kevin W. Toomy	24,000	*
All, directors and executive officers as a group (ten persons)(15)	13,233,335	30.8%

*	Less than one percent
(1)	Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants and Series A Convertible Preferred Stock held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 31, 2010 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The business address of each of our named executive officers and directors is 400 International Parkway, Suite 325, Heathrow, Florida 32746.
(2)

The information provided below reflects information reported by the stockholder on Schedule 13G filed on February 19, 2010. Bruckmann, Rosser, Sherrill & Co. III, L.P., a Delaware limited partnership (the “Fund”), is the record owner of 19,817.71285 shares of the Company’s Series A Preferred Stock and BRS Coinvestor III, L.P., a Delaware limited partnership (the “Co-Invest Fund,” and together with the Fund, the

“Investors”), is the record owner of 5,182.28715 shares of the Company’s Series A Preferred Stock, which are convertible into approximately 8,620,690 shares of common stock in the aggregate as of March 31, 2010. The sole general partner of the Fund is BRS GP III, L.P., a Delaware limited partnership (“BRS GP III”), of which the sole general partner is Bruckmann, Rosser, Sherrill & Co. III, L.L.C., a Delaware limited liability company (“BRS III”). The sole general partner of the Co-Invest Fund is BRS Coinvestor GP III, L.L.C., a Delaware limited liability company (“BRS Co-Investor GP”). Due to their relationship to the Investors, each of BRS GP III, BRS III and BRS Co-Investor GP may be deemed to have shared voting and investment power with respect to the common stock beneficially owned by the Investors. As such, BRS GP III, BRS III and BRS Co-Investor GP may be deemed to have shared beneficial ownership over such shares of common stock. Each of BRS GP III, BRS III and BRS Co-Investor GP, however, disclaims beneficial ownership of such shares of common stock except to the extent of its pecuniary interest therein. The address for the entities is 126 East 56th Street, 29th Floor, New York, New York 10022.

(3)	Consists of 4,016,828 shares held directly by Madison Dearborn Capital Partners III, L.P. (“MDCP”), 89,191 shares held directly by Madison Dearborn Special Equity III, L.P. (“MDSE”) and 13,113 shares held directly by Special Advisors Fund I, LLC (“SAF”). The shares held by MDCP, MDSE and SAF may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P. (“MDP III”), the general partner of MDCP and MDSE and the manager of SAF. As the sole members of a limited partner committee of MDP III that has the power, acting by majority vote, to vote or dispose of the shares directly held by MDCP, MDSE and SAF, John A. Canning, Paul J. Finnegan and Samuel M. Mencoff may be deemed to have shared voting and investment power over such shares. MDP III, MDCP, MDSE and SAF may be deemed to be a group for purposes of Section 13(d)(3) of the Exchange Act of 1934, as amended, but expressly disclaim group attribution other than as disclosed in the Schedule 13G/A filed on February 7, 2007. Mr. Canning, Mr. Finnegan and Mr. Mencoff and MDP III hereby disclaim any beneficial ownership of any shares held by MDCP, MDSE and SAF. The address for the Madison Dearborn entities and persons is Three First National Plaza, Suite 4600, Chicago, Illinois 60602.
(4)	The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G/A filed by FMR LLC on February 10, 2010 on which FMR LLC reported sole voting power over 0 shares of common stock and sole dispositive power over 3,755,959 shares of our common stock. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,755,959 shares of our common stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 3,755,959 shares owned by the funds. Through their ownership of FMR LLC stock and rights under a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has sole power to vote or direct the voting of shares owned directly be the Fidelity Funds, which power resides with the funds’ Board of Directors. The business address is 82 Devonshire Street, Boston, Massachusetts 02109.
(5)	The information provided in the table and the information below reflects information reported on Schedule 13G dated February 11, 2010 filed by MFP Investors LLC, MFP Partners, L.P. and Michael F. Price. MFP Investors LLC is the general partner of MFP Partners, L.P. Michael F. Price is the managing partner of MFP Partners, L.P. and the managing member and controlling person of MFP Investors LLC. MFP Partners, L.P. has the shared voting and dispositive power over 2,385,932 shares of the common stock. As the general partner of MFP Partners, L.P., MFP Investors LLC is deemed to own 2,385,932 shares of the common stock. The address for the entities is 667 Madison Ave, 25th Floor, New York, New York 10065.
(6)

The information provided in the table and the information below reflects information reported on Schedule 13G dated February 16, 2010 filed by Sheffield Partners, L.P. (“SPLP”), Sheffield Institutional Partners, L.P. (“SIPLP”), Sheffield International Partners Master, Ltd. (“SIPMLTD”) and Sheffield Asset Management, L.L.C. The members of Sheffield Asset Management are Brian J. Feltzin and Craig C. Albert. SPLP reported shared voting and dispositive power over 353,077 shares, SIPLP reported shared voting and dispositive power over 678,003 shares, SIPMLTD reported shared voting and dispositive power over 383,483 shares and Sheffield Asset Management, L.L.C. reported shared voting and dispositive power over 1,414,563 shares. The address for the entities is 900 North Michigan Avenue, Suite 1100 Chicago, Illinois 60611.

(7)	The information provided in the table and the information below reflects information reported on Schedule 13G dated January 29, 2010 filed by BlackRock, Inc., which has sole voting and dispositive power over 1,266,076 shares of common stock. The address for BlackRock, Inc is 40 East 52nd Street, New York, New York 10022.
(8)	All of such shares are held by affiliates of BRS as described in footnote 2 above. Mr. Rosser is a member of the Board of Managers of Bruckmann, Rosser, Sherrill & Co. III, L.L.C., a Delaware limited liability company, and BRS Coinvestor GP III, L.L.C., a Delaware limited liability company, and therefore may be deemed to share voting and investment power over the shares owned by these entities. Mr. Rosser disclaims beneficial ownership of all such shares.
(9)	All of such shares are held by affiliates of Madison Dearborn as described in footnote 3 above. Mr. Selati is a Managing Director of Madison Dearborn, and therefore may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Mr. Selati disclaims beneficial ownership of all such shares. The address for Mr. Selati is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, Chicago, Illinois 60602.
(10)	Includes 10,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, and 41,488 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010.
(11)	Includes 22,828 shares of restricted stock that vested pro rata on a daily basis over a five year period which began on November 8, 2004, 10,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, and 3,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010.
(12)	Includes 9,528 shares of restricted stock that vested pro rata on a daily basis over a five year period which began on November 8, 2004, 10,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, and 3,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010.
(13)	Includes 160,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010.
(14)	Includes 75,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on March 17, 2008.
(15)	Includes 32,356 shares of restricted stock that vested pro rata on a daily basis over a five year period which began on November 8, 2004, 30,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on February 28, 2008, 75,000 shares of restricted stock that vest pro rata on an annual basis over a five year period which began on March 17, 2008, and 255,488 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of common stock with the Securities and Exchange Commission and the NASDAQ Global Select Market. Based on a review of the Securities and Exchange Commission filed ownership reports during fiscal 2009, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 27, 2009, with the exception of one late Form 3 filed by Robert S. Merritt.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s amended and restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this proxy statement is seven. The Board currently is composed of seven directors, with each director serving until the next annual meeting or until his or her successor is elected. In accordance with the terms of the Securities Purchase Agreement we entered into with BRS on December 22, 2009, for so long as BRS beneficially owns 5% or more of our common stock on an as-converted basis, BRS, voting as a separate class to the exclusion of the holders of our common stock, is entitled to designate one individual to our Board who must be an employee of BRS or one of its affiliates. BRS has designated Mr. Harold O. Rosser II, identified below, to the Board. The six candidates nominated by the Board for election as directors at the 2010 annual meeting of stockholders are also identified below, each of whom is currently a member of the Board.

If you submit your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted FOR the six persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee named herein for election as a director should, for any reason, become unavailable to serve prior to the annual meeting, the Board may, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person or (iii) leave the position vacant to be filled at a later time. The information presented below for the director designee and nominees has been furnished to the Company by the director designee and nominees.

BRS Director Designee

Harold O. Rosser II

Harold O. Rosser II, age 61, has served as a member of our Board of Directors since February 2010. He is a founder and Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a New York based mid-market private equity firm, established in 1995. Previously, he spent 20 years at Citibank/Citicorp, with his last eight years at Citicorp Venture Capital. Mr. Rosser is currently a director/trustee of Il Fornaio (America) Corporation, Wilson Farms, Inc., Bravo Brio Restaurant Group, Inc. and Logan’s Roadhouse, Inc. He is also a trustee of the Culinary Institute of America and of Wake Forest University. Mr. Rosser also served as a director of McCormick & Schmick Restaurant Corporation within the previous five years. Mr. Rosser has extensive experience in the restaurant industry and is very knowledgeable of both restaurant operations and the capital markets.

Director Nominees for Election by Our Stockholders

The following paragraphs provide biographies of each of the candidates nominated by our Board for election by our stockholders. These biographies contain information regarding the nominee’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as one of our directors. In addition, we believe that each director nominee, as well as the BRS director designee, possesses the characteristics that is expected of all directors namely, independence, integrity, adherence to high ethical standards and sound business judgment.

Michael P. O’Donnell

Mr. O’Donnell, age 54, has served as a director and as the Company’s President and Chief Executive Officer since August 2008. Mr. O’Donnell has spent 25 years in the restaurant industry, having been most recently Chairman of the Board of Directors, Chief Executive Officer and President of Champps Entertainment, Inc. from March 2005 until the company was sold in 2007. Prior to that, Mr. O’Donnell served in several leadership positions in the restaurant industry, including Chief Executive Officer of Sbarro, Inc., President and Chief Executive Officer of New Business and President of Roy’s for Outback Steakhouse, Inc., President and Chief Operating Officer of Miller’s Ale House, Chairman, President and Chief Executive Officer of Ground Round Restaurants, Inc. and key operation positions with T.G.I. Friday’s and Pizza Hut. In addition to his leadership skills, Mr. O’Donnell has extensive experience with other restaurant companies and is very knowledgeable of the restaurant industry.

Robin P. Selati

Mr. Selati, age 44, has served as a member of our Board of Directors since September 1999, and served as Chairman of our Board of Directors from April 2005 to September 2006 and from April 2008 to present. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC (“Madison Dearborn”) and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the Board of Directors of BF Bolthouse Holdco LLC and The Yankee Candle Company, Inc. During the previous five years, Mr. Selati also served as a director for Tuesday Morning Corporation, Carrols Restaurant Group, Inc., Pierre Holding Corporation and Cinemark, Inc. Mr. Selati is the Managing Director of one or our largest stockholders and has extensive experience with our Company. Mr. Selati is very knowledgeable of the capital markets, public company strategies and executive compensation.

Carla R. Cooper

Ms. Cooper, age 59, has served as a member of our Board of Directors since December 2003. Ms. Cooper served as Senior Vice President of Quaker, Tropicana and Gatorade Sales for PepsiCo, Inc. from November 2003 to August 2009. From February 2001 to October 2003, Ms. Cooper served as President of Kellogg Company’s Natural and Frozen Foods Division. From February 2000 to February 2001, Ms. Cooper was Senior Vice President and General Manager of Foodservice for Kellogg Company. From June 1988 to November 2000, Ms. Cooper was employed in various positions with Coca-Cola USA, including as Vice President, Customer Marketing. Ms. Cooper has extensive experience in sales, marketing and franchising in the food industry and has insight into vendor relationships.

Bannus B. Hudson

Mr. Hudson, age 64, was elected to our Board of Directors in June 2005. Mr. Hudson served as Chairman of the Board of Beverages & More, Inc., an affiliate of Madison Dearborn, from November 1998 to February 2007. From October 1997 to February 2007, Mr. Hudson served as President and Chief Executive Officer of Beverages & More, Inc. Mr. Hudson has leadership experience in food companies and is very knowledgeable of human resource management.

Robert S. Merritt

Mr. Merritt, age 58, has served as a member of our Board of Directors since October 2009. Mr. Merritt currently serves as Chairman of the Board of Directors for Cosi, Inc., a NASDAQ listed restaurant company. From March 2007 to September 2008, Mr. Merritt served as Cosi, Inc.’s Interim Chief Executive Officer and President, while continuing to serve as a director. In 2005, Mr. Merritt retired from Outback Steakhouse, Inc., where he served as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary since February 1991, and served as Vice President and Chief Financial Officer from January 1990 to February 1991.

Mr. Merritt also served as a director for Outback Steakhouse, Inc. and each of its subsidiaries and affiliates from 1992 to 2005. From 1988 to 1989, he served as Executive Vice President of Administration and Chief Financial Officer of JB’s Restaurants, Inc., a restaurant operator. From 1985 to 1988, he was Vice President of Finance for JB’s Restaurants. From 1981 to 1985, Mr. Merritt was employed by Vie de France Corporation, a restaurant and specialty baking company, as Vice President of Finance and Accounting and Chief Financial Officer. Mr. Merritt has knowledge and experience in accounting as well as restaurant finances, and extensive leadership experience with public restaurant companies.

Alan Vituli

Mr. Vituli, age 68, has served as a member of our Board of Directors since December 2003 and Chairman of the Audit Committee until March 2010. Mr. Vituli has served as Chairman of the Board of Directors of Carrols Restaurant Group, Inc., an affiliate of Madison Dearborn, since 1986 and as Chief Executive Officer of Carrols Holdings Corporation since 1992. Mr. Vituli has extensive accounting expertise and experience in the restaurant industry as well as executive leadership skills.

The Board of Directors recommends a vote FOR the election of each of the six candidates nominated for director by the Board listed above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated Certificate of Incorporation provides that our Board of Directors consists of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. The term of office for each director will be until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Elections for directors will be held annually.

Board Leadership Structure

Our Board’s leadership structure currently consists of a separate Board Chairman and Chief Executive Officer. The Board believes that separating the positions of Chairman and Chief Executive Officer enhances Board independence and oversight. The structure allows the Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing stockholder value and expanding and strengthening our enterprise, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The structure also provides for more effective guidance and feedback to the Chief Executive Officer regarding his performance.

The Company’s non-management directors meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is the Chairman of the Nominating and Corporate Governance Committee. The Board believes that these executive sessions are beneficial to the Company because it provides a forum where the independent directors can discuss issues without management present.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. However, the full Board has retained responsibility for the general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Risk Considerations in our Compensation Program

The Board believes that our compensation policies and practices are reasonable and properly align our employees’ interests with those of our stockholders. The Board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers and other employees have their incentive compensation tied to earnings, rather than revenues, encourages actions that improve the Company’s profitability over the short and long term. Furthermore, our stock option plan further aligns the interests of our executive officers and other employees with the long term interests of our stockholders. In addition, our Compensation Committee reviews our compensation policies and practices to ensure that such policies and practices do not encourage our executive officers and other employees to take action that is likely to create a material adverse effect on the Company.

Number of Meetings of the Board of Directors

The Board held 10 meetings during fiscal 2009. Directors are expected to attend Board meetings and committee meetings for which they serve, and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 88% of the aggregate number of meetings of the Board and the Board committees on which he or she served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend its annual meeting of stockholders; however, all directors and director nominees are encouraged to attend.

Director Independence

The rules of the NASDAQ Global Select Market require that the Board be comprised of a majority of “independent directors” and that the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each be comprised solely of “independent directors,” as defined under applicable NASDAQ rules.

The Board has determined that each of the director nominees standing for election, except Michael P. O’Donnell, our President and Chief Executive Officer, has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director.” In determining the independence of our directors, the Board has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the Securities and Exchange Commission and NASDAQ.

Executive Sessions

The Company requires the non-management directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is the Chairman of the Nominating and Corporate Governance Committee, which currently is Bannus B. Hudson. He can be contacted by writing to: Bannus B. Hudson, c/o Ruth’s Hospitality Group, Inc., 400 International Parkway, Suite 325, Heathrow, Florida 32746. In fiscal 2009, our non-management directors held three executive sessions.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors as a group or individually by writing to those individuals or the group: c/o the Corporate Secretary, 400 International Parkway, Suite 325, Heathrow, Florida 32746. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, communication that relates to routine business matters (such as product inquiries, complaints or suggestions) or communication that raises grievances which are personal to the person submitting them. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Committees of the Board of Directors

Our Board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year.

Audit Committee. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and is responsible for:

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assisting the Board in monitoring the integrity of our financial statements and financial reporting process, the systems of internal accounting and financial controls, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements;

•	selecting and overseeing the independent auditors;

•	approving all audit and non-audit services provided by the independent auditors, including the overall scope of the audit;

•	discussing the annual audited financial and quarterly statements with management and the independent auditor, and other matters required to be communicated to the Audit Committee;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management in order to make recommendations to the Board;

•

establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the monitoring of these complaints through the ethics hotline and other established reporting channels;

•	reviewing related-party transactions presented to the Audit Committee;

•	meeting separately, periodically, with management and the independent auditor;

•

reviewing annually the independent auditors’ report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time; and

•	reporting regularly to the full Board of Directors.

Our Audit Committee consists of Mr. Merritt, as Chairman (which previously was Mr. Vituli, who resigned from the Audit Committee in March 2010 but still remains on the Board), Ms. Cooper and Mr. Hudson, each of whom satisfies the current financial literacy requirements and independence requirements of the NASDAQ Global Select Market and the SEC, applicable to audit committee members. Our Board of Directors has determined that Mr. Merritt qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Audit Committee held four meetings in fiscal 2009. The charter of the Audit Committee is available on the Investor Relations section of our website at www.rhgi.com.

Compensation Committee. The Compensation Committee is responsible for:

•	reviewing key employee compensation goals, policies, plans and programs;

•	establishing the compensation of our directors, chief executive officer and other executive officers;

•	reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

•	reviewing and consulting with the Board on the selection of the chief executive officer and evaluation of such executive officer’s performance and other related matters;

•	administering stock plans and other incentive compensation plans;

•	evaluating risks relating to employment policies and the Company’s compensation and benefits systems in order to make recommendations to the Board;

•	approving overall compensation policies for the entire Company; and

•	handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

Our Compensation Committee currently consists of Mr. Selati, as Chairman, Ms. Cooper and Mr. Hudson, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. The Compensation Committee held two meetings in fiscal 2009. The charter of the Compensation Committee is available on the Investor Relations section of our website at www.rhgi.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board of Directors consistent with the criteria set by our Board, and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors;

•	reviewing our corporate governance principles and policies and providing recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance with our ethics policies.

Our Nominating and Corporate Governance Committee consists of Mr. Hudson, as Chairman, Mr. Selati and Mr. Vituli, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. The Nominating and Corporate Governance Committee held one meeting in fiscal 2009. The charter of the Nominating and Corporate Governance Committee is available on the Investor Relations section of our website at www.rhgi.com.

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishments; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; no present conflicts of interest; availability for meetings and consultation on Company matters; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

The Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees

Stockholders may recommend director candidates for our 2011 annual meeting for consideration by the Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth herein. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

To be in proper form, a stockholder’s notice must set forth:

(i)	as to each person whom the stockholder proposes to nominate for election as a director at such meeting

•	the name, age, business address and residence of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

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any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	as to the stockholder giving the notice

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in the notice; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our Board at our 2011 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our Board of Directors and will not be included in our proxy materials.

Director Compensation

Prior to June 2009, non-employee directors received an annual fee of $35,000 and the Chairman of our Audit Committee received an additional fee of $7,000.

In June 2009, the Board revised director compensation as follows:

•	An annual fee of $35,000 for service on the Board;

•	An annual fee of $5,000 for service on the Audit Committee and an annual fee of $10,000 for service as the Chairman of the Audit Committee;

•	An annual fee of $3,000 for service on the Compensation Committee;

•	$2,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically; and

•	$1,000 for each Audit Committee or Compensation Committee meeting attended in person and $500 for each Audit Committee or Compensation Committee meeting attended telephonically.

Directors who are also employees receive no compensation for serving as directors. Mr. Rosser and Mr. Selati have declined all director compensation due to their affiliation with two of our largest stockholders. No compensation is paid for service on the Nominating and Corporate Governance Committee.

We also reimburse all directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors. Our directors are also eligible to receive stock options and other equity-based awards when determined by the Compensation Committee pursuant to the terms of our 2005 Long-Term Equity Incentive Plan. Non-employee directors are not eligible to participate in the deferred compensation plan.

Director Compensation

Fiscal Year 2009

The following table summarizes the compensation paid to directors of the Company in 2009:

Name	Fees Paid in Cash		Total
Carla R. Cooper	$53,667	(1)	$53,667
Bannus B. Hudson	$47,667		$47,667
Robert S. Merritt	$6,833		$6,833
Harold O. Rosser II(2)	$—		$—
Robin P. Selati(3)	$—		$—
Alan Vituli	$52,500		$52,500

(1)	Includes $7,500 of compensation costs for advisory services provided during the Company’s brand positioning process.
(2)	Mr. Rosser has declined to receive an annual fee because of his service as Managing Director of BRS, our largest stockholder.
(3)	Mr. Selati has declined to receive an annual fee because of his service as Managing Director of Madison Dearborn, one of our largest stockholders.

The following table summarizes the outstanding equity awards held by our directors other than Michael P. O’Donnell as of the end of 2009:

	Option Awards						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
Carla R. Cooper	1,800	1,200	(2)		$18.19	8/8/2016
	1,200	1,800	(3)		$17.17	8/8/2017	8,000	$18,320

Bannus B. Hudson	35,112	4,888	(4)		$18.00	8/7/2015
	1,800	1,200	(2)		$18.19	8/8/2016
	1,200	1,800	(3)		$17.17	8/8/2017	8,000	$18,320

Robert S. Merritt	—	—			—	—	—	—

Harold O. Rosser II	—	—			—	—	—	—

Robin P. Selati	—	—			—	—	—	—

Alan Vituli	1,800 1,200	1,200 1,800	(2) (3)	$ $	18.19 17.17	8/8/2016 8/8/2017	8,000	$18,320

(1)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 27, 2009 of $2.29. These shares of restricted stock vest pro rata on an annual basis.
(2)	The options are subject to vesting in equal installments over a two year period on each of August 9, 2010 and 2011.
(3)	The options are subject to vesting in equal installments over a three year period on each of August 9, 2010, 2011 and 2012.
(4)	The options are subject to vesting on a daily basis over a five year period ending on August 7, 2010.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below:

Name	Age	Position
Michael P. O’Donnell	54	Director, President and Chief Executive Officer

Robert M. Vincent	57	Executive Vice President and Chief Financial Officer

Kevin W. Toomy	56	President and Chief Operating Officer of Ruth’s Chris Steak House

Samuel A. Tancredi	57	President and Chief Operating Officer of Mitchell’s Fish Market

For information with respect to Michael P. O’Donnell, please see the information about the members of our Board of Directors on the preceding pages.

Robert M. Vincent was appointed as Executive Vice President and Chief Financial Officer effective March 2008. From April 2000 to March 2008, Mr. Vincent served as Executive Vice President of Finance, Chief Financial Officer and Treasurer at Uno Restaurant Holdings Corporation, a casual dining restaurant chain with more than 200 company-owned and franchised full service units. He also served as Senior Vice President of Finance, Chief Financial Officer and Treasurer, and Vice President of Finance and Controller of Uno Restaurant Holdings Corporation since joining the company in 1992. During his tenure, Mr. Vincent directed all financial and administrative activity and managed strategy, finance and accounting for the company’s growth from approximately 70 restaurants to more than 200.

Kevin W. Toomy has served as President and Chief Operating Officer of Ruth’s Chris Steak House since March 2010. Prior to his promotion, Mr. Toomy served as the Company’s Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House since October 2008 and Vice President of Special Projects from September 2008 to October 2008. Before that, from August 2007 to September 2008, he served as an independent restaurant consultant. From October 2002 to August 2007, he served as Owner and President of Goldcoast Seafood Grill in South Florida. He started his career serving as a General Manager for Steak & Ale Corporation, and shortly thereafter, joined two former Steak & Ale executives to grow the now nationwide Houston’s restaurant brand. Kevin has also been a joint venture partner for the Roy’s and Outback Steakhouse brands.

Samuel A. Tancredi has served as the Company’s President and Chief Operating Officer of Mitchell’s Fish Market since March 2010. Prior to his promotion, Mr. Tancredi served as the Company’s Senior Vice President and Chief Operating Officer of Mitchell’s Fish Market since December 2008. From May 2006 until his appointment as an officer of the Company, Mr. Tancredi was a franchisee and Chief Operating Officer of six Paradise Bakery & Cafes in Indiana. From February 2001 to October 2006, Mr. Tancredi served as President, Franchisee and Development Partner of nine Bonefish Grills for Fishbuds Inc. Prior to that, Mr. Tancredi served in leadership roles with Outback Steakhouse, Inc., Chi Chi’s and The Magic Pan.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. This discussion addresses the compensation with respect to 2009 for our Chief Executive Officer, Michael P. O’Donnell, our Chief Financial Officer, Robert M. Vincent, and our Chief Operating Officers, Kevin W. Toomy and Samuel A. Tancredi (collectively, our “named executive officers”). In addition, this discussion addresses the compensation provided to a former named executive officer, Sarah C. Jackson, our former Senior Vice President of Human Resources, who is no longer employed by us.

Compensation Objectives and Program Structure

Our executive compensation philosophy, policies, plans and programs are under the direction of the Compensation Committee of our Board of Directors. The Compensation Committee is responsible for determining the compensation elements and amounts paid to named executive officers.

Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to executive officers of other national restaurant companies. The overall philosophy is to create value for our stockholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings and performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance. Accordingly, our executive compensation program has been designed to achieve the following objectives:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and stockholders; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Our Compensation Committee sets the pay range and specific components of the total compensation package for each of our named executive officers. The Chief Executive Officer and Chief Financial Officer review compensation for the Company’s executive officers on an annual basis, with the exception of their own as those are determined by the Compensation Committee. A recommendation is then presented to the Compensation Committee for review and approval. Any salary increase or other adjustments are determined by the Compensation Committee and are approved by the Board of Directors.

The Compensation Committee considers Company performance, both operational and financial, to determine compensation. In addition, the Compensation Committee considers the annual chain restaurant compensation survey published by the Chain Restaurant Compensation Association when reviewing compensation for the Company’s executive officers and focuses on those organizations with similar system-wide revenue. During 2009, the Compensation Committee considered organizations with annual revenue of $350 million to $999 million, which is similar to the Company’s revenue, and / or the restaurants that fall under the same concept category as the Company. These organizations included:

• Applebee’s International	• Darden Restaurants	• P.F. Chang’s China Bistro
• Benihana	• Dave and Buster’s	• Quiznos Master
• Boddie-Noell Enterprises	• Duke and King Acquisitions	• Real Mex Restaurants
• Briad Group	• Famous Dave’s of America	• Red Robin Gourmet Burgers
• Brinker International	• Hard Rock Café	• Restaurants Unlimited
• Buca	• Hooters of America	• Rocky Bottom Restaurants
• Buffalo Wild Wings	• Legal Sea Foods	• Ruby Tuesday
• Buffets	• Logan’s Roadhouse	• Texas Roadhouse
• Carlson Restaurants Worldwide	• Morton’s Restaurant Group	• Thomas and King
• Cheesecake Factory	• O’Charley’s	• Uno Restaurant Holding
• Claim Jumper Restaurants

During 2009, the Company did not employ an outside compensation consultant because the Company relies primarily on the compensation survey described above.

Elements of Compensation

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at nationwide restaurant companies comparable to us, as identified in the annual chain restaurant compensation survey published by the Chain Restaurant Compensation Association. This survey includes a presentation of the minimum, median and maximum compensation provided by nationwide restaurant companies that are similar in size and operation to our Company. We attempt to set our total compensation levels at the median level because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent in. We believe that this benchmarking process is an important part of the Compensation Committee’s decision making process; however, we do deviate from these surveys for a number of reasons.

The total compensation program for the named executive officers includes base salary, performance-based cash incentive compensation under our Management Bonus Plans, long-term equity incentive compensation benefits and perquisites. It is the Compensation Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group within the mid-level range of compensation for persons having similar responsibilities at other nationwide restaurant companies.

We allocate the majority of the total annual compensation paid to the named executive officers to base salary and bonus payments, with a smaller portion allocated to equity incentive awards. The Compensation Committee is focused on providing a total compensation package that delivers short and long-term incentives. We do this primarily so that we can compete with compensation packages provided by nationwide restaurant companies similar to ours. We believe this increases our ability to attract and retain our named executive officers. In addition, allocating a larger percentage of compensation to bonus payments aligns the interest of our named executive officers with our stockholders because no bonuses are paid unless our performance measures are met or exceeded and the achievement of our performance goals have created value for our stockholders.

A significant portion of the compensation paid to executive officers is designed to reward them based on our financial performance compared to financial objectives, the growth of the Company, and increased stockholder value, as reflected in increases in the Company’s share price. Our base salary structure and its periodic salary reviews are designed to reward individual achievement and our overall performance. Our Management Bonus Plans are designed to reward executive officers with cash awards for the achievement of annual objectives tied to the financial performance of the Company and their individual performance. In fiscal 2009, our performance goals for the Management Bonus Plans were based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets; however, we may consider using other performance goals in the future. The equity component of their compensation, in the form of stock options and / or restricted stock, is designed to reward relative total stockholder return and corresponding stock price improvement over the grant-date stock price.

Base Salary

Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the base salaries of the executive officers, a number of factors are considered, including the individual’s duties and responsibilities, the individual’s experience, the ability to replace the individual, the base salary at the individual’s prior employment, market data on similar positions with competitive companies and information derived from our directors’ experience at other companies. We seek to provide base salaries that are competitive with the marketplace and allow us to attract and retain executive talent.

There were no salary increases in 2009 for any of the named executive officers. However, effective March 2010, Mr. Toomy was promoted to President and Chief Operating Officer of Ruth’s Chris Steak House and Mr. Tancredi was promoted to President and Chief Operating Officer of Mitchell’s Fish Market. As a result of these promotions and consideration for individual performance, additional responsibilities and market competition, both Mr. Toomy and Mr. Tancredi’s base salaries were increased by $50,000 to $250,000.

Bonuses

Our performance-based cash incentive awards focus on closely aligning rewards with results. The philosophy of our performance-based annual cash incentive awards is simple: a basic reward for reaching minimum expectations and an upside for reaching the Company’s goals.

Management Bonus Plan

In fiscal 2009, we adopted a Management Bonus Plan, pursuant to which certain of our employees are eligible to receive cash bonuses based on personal and Company performance over the course of each fiscal year. The purpose of the Management Bonus Plan is to encourage a consistent high standard of excellence and continued employment by officers and management personnel of the Company. Bonus awards under the Management Bonus Plan are determined by the Compensation Committee, subject to approval by the Board, and are based on (i) the financial performance of the Company during the applicable fiscal period as measured against the Board’s previously approved plan with targeted EBITDA or other Board-approved thresholds adjusted for changes in accounting policies and non-recurring extraordinary transactions and (ii) individual performance.

Individual performance is measured against goals developed prior to the period in question. The goals typically address whether the individual complied with budget objectives and managed to achieve department specific objectives oriented toward facilitating the Company achieving its EBITDA goal. These goals differ by person and include, among others, same store sales, entrée count, development of additional operating units, addition of operating weeks, increase in check average, completion of transactions, settlement of litigation and management of third party vendor costs.

In fiscal 2009, our goals were based on EBITDA as they tend to provide a true measure of profitability by aligning incentives with stockholder value. The 2009 EBITDA target range under the Management Bonus Plan, which included Mr. O’Donnell and Mr. Vincent, was approximately $35,000,000 to $38,000,000. Mr. Toomy and Mr. Tancredi did not participate in the Management Bonus Plan but rather participated in the Management Bonus Plans for the Chief Operating Officers.

The percentage of base salary for each cash bonus is established based on the individual’s level of responsibility. During 2009, the target cash bonus was set as follows:

Name	Base Salary %
Michael P. O’Donnell	75%

Robert M. Vincent	55%

These percentages are used to calculate the annual bonus amounts and are prorated at a percentage based on the number of weeks worked by the individual in the fiscal year. The actual cash bonuses payable to our executive officers may be less than or greater than the target cash bonus, depending on the operational performance, the individual’s performance and certain other factors that may be considered by the Board and the Compensation Committee. Each award may, subject to recommendation by the Compensation Committee and approval by the Board, be increased up to 100%, based on our Company’s performance. The Compensation Committee also periodically considers bonuses outside of the bonus plan, based on both individual and corporate performance.

Management Bonus Plans for Chief Operating Officers

In fiscal 2009, we also adopted two additional Management Bonus Plans for each of the Chief Operating Officers with a purpose consistent to the Management Bonus Plan that includes Mr. O’Donnell and Mr. Vincent. Similar to the Management Bonus Plan that includes Mr. O’Donnell and Mr. Vincent, the bonus awards for the Chief Operating Officers are reviewed and approved by the Compensation Committee and Board. However, the awards are based on the financial performance of the respective concept each Chief Operating Officer oversees as measured against an approved consolidated restaurant EBITDA target. The 2009 consolidated restaurant EBITDA target range for Mr. Toomy was approximately $53,000,000 to $55,000,000 and the 2009 consolidated restaurant EBITDA target range for Mr. Tancredi was approximately $5,000,000 to $7,000,000.

Under the Management Bonus Plans for the Chief Operating Officers, Mr. Toomy and Mr. Tancredi are eligible for a bonus of 10% of the amount over their respective consolidated restaurant EBITDA targets.

Long-Term Incentive Awards

The Company’s equity programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. The programs currently consist of stock option grants and restricted stock awards. Our equity incentive programs are intended to promote a long-term focus on results and to align employee and stockholder interests.

Executive officers receive a portion of their overall targeted compensation in the form of equity in order to align interests of management and stockholders and promote a focus on long-term results. The Compensation Committee generally targets certain amounts of option awards upon hire and promotion for executives and other management personnel based on the level of these individuals and comparable awards given to similar positions in the restaurant industry. Every year, the Compensation Committee reviews the amounts of incentive equity held by our executives and management and considers whether to provide for additional incentive equity grants. In 2009, the Board did not grant any long-term incentive awards because the Board believed it was prudent to wait for the completion of the private placement and rights offering transactions that were finished in February 2010 before considering any additional incentive equity awards.

Benefits

The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and be competitive in order to attract and retain a high-quality workforce. The types of benefits provided to the named executive officers consist of medical benefits plans, life and accidental death and dismemberment insurance plans, long-term disability plans, 401(k) matching contributions and automobile allowances.

The Company maintains a non-qualified deferred compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant.

The Company also allows its executive officers to dine in its restaurants free of charge in order to permit those officers to conduct quality control tests.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1.0 million. To the extent possible, the Compensation Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, or reflects superior performance.

Severance and Termination Arrangements

Current Named Executive Officers

The current named executive officers have employment agreements that provide for payments upon a termination of employment by the executive for good reason, by the Company without cause or upon death or disability as described later in this proxy statement in the section entitled “Employment Agreements.” The Company believes that these agreements effectively create incentives for our executives to build stockholder value without the fear of losing employment for situations other than for cause or termination by the employee for good reason. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

Former Named Executive Officers

Effective January 31, 2010, Sarah Jackson resigned from her position as the Company’s Senior Vice President of Human Resources. In connection with her departure, Ms. Jackson and the Company entered into a Separation Agreement and General Release outlining the terms of her separation from the Company. The Separation Agreement and General Release modify the terms and compensation Ms. Jackson would have been entitled to under her employment agreement to include, among other things, the following:

•	Ms. Jackson will receive 12 months of severance pay equal to her salary in effect on January 31, 2010.

•	Ms. Jackson’s options to purchase common stock of the Company will continue to vest during the 12 months following January 31, 2010. All remaining unvested options after such period will be forfeited.

•	The Company will accelerate the vesting of the 50,000 shares of restricted stock that were issued to Ms. Jackson in 2008.

•	Ms. Jackson’s one year non-compete period commenced on January 31, 2010.

•	Ms. Jackson and the Company executed mutual general releases.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Robin P. Selati, Chairman

Carla R. Cooper

Bannus B. Hudson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned in 2007, 2008 and 2009 by our Chief Executive Officer (principal executive officer), our Chief Financial Officer (principal financial officer), and our executive officers other than the Chief Executive Officer and the Chief Financial Officer (our “named executive officers”). In addition, the following table includes Sarah Jackson, who served as the Company’s Senior Vice President of Human Resources until January 2010:

Name and Principal Position	Year	Salary		Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation			Total ($)
Michael P. O’Donnell* Director, President and Chief Executive Officer	2009 2008 2007	$ $	500,000 176,923 —		— — —	$	— 1,779,200 —		$375,000 — —	$ $	12,000 20,399 —	(4)	$ $	887,000 1,976,522 —

Robert M. Vincent** Executive Vice President and Chief Financial Officer	2009 2008 2007	$ $	300,000 225,000 —	$	— 474,000 —		— — —		$165,000 — —	$ $	10,800 62,305 —	(5)	$ $	475,800 761,305 —

Kevin W. Toomy*** President and Chief Operating Officer of Ruth’s Chris Steak House	2009 2008 2007	$ $	200,000 51,712 —		— — —	$	— 137,812 —		$200,000 — —	$ $	10,400 2,569 —	(6)	$ $	410,400 192,093 —

Samuel A. Tancredi**** President and Chief Operating Officer of Mitchell’s Fish Market	2009 2008 2007	$ $	200,000 11,538 —		— — —	$	— 57,156 —		$200,000 — —	$ $	10,400 600 —	(6)	$ $	410,400 69,294 —

Sarah C. Jackson Former Senior Vice President of Human Resources	2009 2008 2007	$ $ $	225,000 225,000 199,231	$	— 361,000 —	$	— — 206,518	$	— 18,984 —	$ $ $	10,563 13,994 9,818	(7)	$ $ $	235,563 618,978 415,567

*	For services performed since August 2008.
**	For services performed since March 2008.
***	For services performed since September 2008.
****	For services performed since December 2008.
(1)	The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions.
(2)	The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions. Also, the fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.

The following table sets forth the FASB ASC Topic 718 assumptions used in the calculation of the fair value of stock options expensed in our “Summary Compensation Table.”

	2007	2008	2009
Expected life	6.3 yrs	5.7 yrs	5.2 yrs
Risk-free interest rate	4.60%	3.06%	2.90%
Volatility	31.13%	37.46%	53.49%
Expected dividend yield	0.0%	0.0%	0.0%

(3)	The amounts represent amounts earned under the Company’s bonus plans, which are described under “Compensation Discussion and Analysis—Bonuses.”
(4)	Includes $12,000 automobile allowance.

(5)	Includes $10,800 automobile allowance.
(6)	Includes $10,400 automobile allowance.
(7)	Includes $9,600 automobile allowance and $963 in club dues.

Equity Compensation Plans

2000 Stock Option Plan

The 2000 Stock Option Plan provides for the grant of nonqualified stock options to our directors, officers and employees and other persons who provide services to us. A total of 1,765,981 shares of common stock are reserved for issuance under this plan. These options vest pro rata on a daily basis over a five year period. Options granted under the 2000 Stock Option Plan are generally not transferable by the optionee, and must be exercised within 30 days after the end of an optionee’s status as an employee, director or consultant of ours (other than a termination by us for cause, as defined in the 2000 Stock Option Plan), within 180 days after such optionee’s termination by death or disability, or within 90 days after such optionee’s retirement, but in no event later than the expiration of the option term. All options were granted at or above the fair market value of our common stock, as determined by our Board, on the date of grant. The term of all options granted under the 2000 Stock Option Plan may not exceed ten years. We anticipate that all future option grants will be made under our 2005 Long-Term Equity Incentive Plan, discussed below, and we do not intend to issue any further options under the 2000 Stock Option Plan.

2005 Long-Term Equity Incentive Plan

The 2005 Long-Term Equity Incentive Plan, which the Board approved in August 2005 and which was amended by a vote of stockholders at the 2008 annual meeting, provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. A total of 3,862,500 shares of common stock are reserved for issuance under this plan. Directors, officers and other employees of the Company, as well as others performing services for us, are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Grants of Plan-Based Awards

Fiscal Year 2009

The following table summarizes grants of plan-based awards made to each of the named executive officers during fiscal 2009:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)		Maximum ($)
Michael P. O’Donnell	—	$100,000	$375,000	(2)	$750,000		—	—	—	—
Robert M. Vincent	—	—	$165,000	(2)	$330,000		—	—	—	—
Kevin W. Toomy	—	—	—	(3)	—	(4)	—	—	—	—
Samuel A. Tancredi	—	—	—	(3)	—	(4)	—	—	—	—
Sarah C. Jackson	—	—	$101,250	(2)	$202,500		—	—	—	—

(1)	Represents threshold, target and maximum possible payouts for 2009 under the Company’s non-equity incentive plans, which we refer to as the Management Bonus Plans as described under “Compensation Discussion and Analysis—Bonuses.”
(2)	Per the Management Bonus Plan, the targets are calculated based on the Company exceeding the EBITDA target by approximately $2,700,000.
(3)	Per the Management Bonus Plans for the Chief Operating Officers, there are no targets established as the Chief Operating Officers receive a percentage of the amount over the consolidated restaurant EBITDA target for their respective concepts.
(4)	Per the Management Bonus Plans for the Chief Operating Officers, there are no maximums established to the extent the Chief Operating Officers receive a bonus for exceeding the consolidated restaurant EBITDA target range for their respective concepts.

Outstanding Equity Awards

at 2009 Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of the end of 2009:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Michael P. O’Donnell	100,000	400,000	(1)		$4.33	8/6/2018
	30,000	120,000	(1)		$7.00	8/6/2018
	30,000	120,000	(1)		$8.50	8/6/2018	—		—
Robert M. Vincent	—	—			—	—	60,000	(2)	$137,400
Kevin W. Toomy	4,000 20,000	16,000 80,000	(3) (4)	$ $	4.71 2.32	9/7/2018 10/29/2018	—		—
Samuel A. Tancredi	24,000	96,000	(5)		$1.14	12/1/2018	—		—
Sarah C. Jackson	12,000 8,000 3,200	8,000 12,000 4,800	(6) (7) (8)	$ $ $	17.75 18.28 17.17	7/30/2016 1/1/2017 8/8/2017	40,000	(2)	$91,600

(1)	The options are subject to vesting in equal installments over a four year period on each of August 7, 2010, 2011, 2012 and 2013.
(2)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 27, 2009 of $2.29. These shares of restricted stock owned by Mr. Vincent vest pro rata on an annual basis. The shares of restricted stock owned by Ms. Jackson were accelerated, pursuant to the Separation Agreement and General Release, to vest on January 31, 2010.
(3)	The options are subject to vesting in equal installments over a four year period on each of September 8, 2010, 2011, 2012 and 2013.
(4)	The options are subject to vesting in equal installments over a four year period on each of October 30, 2010, 2011, 2012 and 2013.
(5)	The options are subject to vesting in equal installments over a four year period on each of December 2, 2010, 2011, 2012 and 2013.
(6)	The options are subject to vesting in equal installments over a two year period on each of July 31, 2010 and 2011.
(7)	The options are subject to vesting in equal installments over a three year period on each of January 2, 2010, 2011 and 2012.
(8)	The options are subject to vesting in equal installments over a three year period on each of August 9, 2010, 2011 and 2012.

Option Exercises and Stock Vested

Fiscal Year 2009

The following table summarizes the restricted stock held by our named executive officers that vested during 2009. None of our executive officers exercised stock options in fiscal 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Michael P. O’Donnell	—	—

Robert M. Vincent	15,000	$15,900	(1)

Kevin W. Toomy	—	—

Samuel A. Tancredi	—	—

Sarah C. Jackson	10,000	$9,800	(2)

(1)	The amount has been computed based on the closing price of our common stock on the vesting date.
(2)	The amount has been computed based on the average closing price of our common stock on the preceding business day and the business day following the vesting date.

Non-Qualified Deferred Compensation

Fiscal Year 2009

We maintain a non-qualified deferred compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available under our 401(k) plan, as selected by each participant. The following table summarizes activity under our non-qualified deferred compensation plan for named executive officers during 2009:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Michael P. O’Donnell	—	—	—	—	—

Robert M. Vincent	—	—	—	—	—

Kevin W. Toomy	—	—	—	—	—

Samuel A. Tancredi	—	—	—	—	—

Sarah C. Jackson	—	—	$4,245	$78,936	—

(1)	Earnings are not included in the Summary Compensation Table. Earnings are from investments in funds available under the Company’s 401(k) plan and are not required to be included in the Summary Compensation Table.

Pension Benefits

We do not maintain any additional executive retirement programs such as executive pension plans or other executive retirement benefits.

Employment Agreements

In August 2008, we and Mr. O’Donnell signed an employment agreement outlining the terms by which Mr. O’Donnell would serve as our President and Chief Executive Officer and a member of our Board. Mr. O’Donnell’s initial base salary was $500,000 and he was eligible to receive a bonus of up to 75% of his base salary (with a minimum bonus of $100,000 during fiscal year 2009). Mr. O’Donnell was also granted the following options to purchase shares of the Company’s publicly-traded stock: 500,000 shares at a strike price equal to the closing price of the Company’s stock on the date of his first date of employment; 150,000 shares at a strike price of $7.00 per share; and 150,000 shares at a strike price of $8.50 per share. Twenty percent (20%) of these options will vest pro rata on each of the first five anniversary dates of Mr. O’Donnell’s first date of employment with the Company. Mr. O’Donnell’s salary is subject to annual review and his annual bonus is now provided under the Management Bonus Plan. Pursuant to his employment agreement, if Mr. O’Donnell’s employment is terminated by us without “cause,” or by Mr. O’Donnell for “good reason” (as those terms are defined below) during the employment term, Mr. O’Donnell will be entitled to continue to receive his base salary for 12 months after the date of such termination (with an additional fifty percent (50%) of his base salary payable if terminated within the first two years of employment due to a change in the majority of the current Board of Directors) and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. O’Donnell would also receive 12 months continued health, welfare and retirement benefits, 12 months automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. O’Donnell has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

In March 2008, we and Mr. Vincent signed an employment agreement under which Mr. Vincent agreed to serve as our Executive Vice President and Chief Financial Officer. Mr. Vincent’s initial base salary was $300,000, and he was eligible to receive a bonus targeted at 55% of his base salary, subject to annual reviews, salary adjustments and incentive plans as determined by our Board. Mr. Vincent’s annual bonus is now provided under the Management Bonus Plan. Pursuant to his employment agreement, if Mr. Vincent’s employment is terminated by us without “cause,” or by Mr. Vincent for “good reason” (as those terms are defined below) during the employment term, Mr. Vincent will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Vincent would also receive 12 months continued health, welfare and retirement benefits, 12 months automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Vincent has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

In April 2010, we and Mr. Toomy signed an employment agreement under which Mr. Toomy agreed to serve as our President and Chief Operating Officer of Ruth’s Chris Steak House. Mr. Toomy’s base salary was increased to $250,000, and he is entitled to a discretionary bonus, subject to budgetary and performance targets determined by our Board on an annual basis, pursuant to the Management Bonus Plan for the Chief Operating Officer of Ruth’s Chris Steak House. Pursuant to his employment agreement, if Mr. Toomy’s employment is terminated by us without “cause,” or by Mr. Toomy for “good reason” (as those terms are defined below) during the employment term, Mr. Toomy will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Toomy would also receive 12 months continued health, welfare and retirement benefits, 12 months automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Toomy has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

In April 2010, we and Mr. Tancredi signed an employment agreement under which Mr. Tancredi agreed to serve as our President and Chief Operating Officer of Mitchell’s Fish Market. Mr. Tancredi’s base salary was increased to $250,000, and he is entitled to a discretionary bonus, subject to budgetary and performance targets determined by our Board on an annual basis, pursuant to the Management Bonus Plan for the Chief Operating Officer of Mitchell’s Fish Market. Pursuant to his employment agreement, if Mr. Tancredi’s employment is terminated by us without “cause,” or by Mr. Tancredi for “good reason” (as those terms are defined below) during the employment term, Mr. Tancredi will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Tancredi would also receive 12 months continued health, welfare and retirement benefits, 12 months automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Tancredi has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

The employment agreements for our executive officers define “cause” as meaning, subject to any applicable cure periods, (i) an officer’s theft, embezzlement, perpetration of fraud, misappropriation of property or attempts at such; (ii) any act of disloyalty, misconduct or moral turpitude by an officer that is injurious to the Company; or (iii) an officer’s willful disregard of a lawful directive given by a superior or the Board of Directors or a violation of the Company’s employment policy.

The employment agreements for our executive officers define “good reason” to mean (i) the assignment by the Board of Directors to an officer of any material duties that are clearly inconsistent with the officer’s status, title and position or (ii) failure by the Company to pay the officer any amounts required under the officer’s employment agreement with which failure continues uncured for a period of 15 days after written notice is given. Additionally, with respect to Mr. O’Donnell’s employment agreement, “good reason” also includes a material relocation of the Company requiring Mr. O’Donnell to relocate or upon notice of the Company’s intent not to renew the agreement.

Except as specifically described above, all options and restricted stock issued under the Company’s equity incentive plans, whether or not then exercisable (as applicable), generally cease vesting when a grantee ceases to be an employee. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during that 30-day period without our permission. Upon termination for cause, all options will terminate immediately.

Payments Made Upon Termination

Assuming each executive officer’s employment was terminated by us without cause or by the executive for good reason on December 27, 2009, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

	Michael P. O’Donnell		Robert M. Vincent
Severance(1)	$750,000	(2)	$300,000
Bonus(3)	—		—
Minimum Bonus(4)	$100,000		—
Health and Welfare Benefits(5)	$9,075		$9,075
Car Allowance(6)	$12,000		$10,800

Total	$871,075		$319,875

(1)	Based on payment of one year of current base salary.
(2)	The amount includes an additional 50% of Mr. O’Donnell’s base salary that he is entitled to per his employment agreement if Mr. O’Donnell is terminated within the first two years of employment due to a change in the majority of the current Board of Directors.
(3)	Based on payment of a percentage of the named executive officer’s bonus compensation for 2008. There were no bonuses paid in 2008 to the listed named executive officer.
(4)	Per Mr. O’Donnell’s employment agreement, Mr. O’Donnell is entitled to receive a minimum bonus for the fiscal year ending 2009 of $100,000, regardless of whether he is employed on the date it is paid.
(5)	Amount represents premiums that will be paid by the Company in respect to health insurance and other medical benefits for one year after termination of employment.
(6)	Based on the value, as of December 27, 2009, of the current pre-established car allowance that would be received by the executive officer for one year after termination.

Additionally, with respect to Mr. O’Donnell, in the event he is terminated without cause at any time after a change in control of the Company, there will be an accelerated vesting of all equity grants to Mr. O’Donnell notwithstanding any contrary terms of the 2005 Long-Term Equity Incentive Plan. Assuming a change in control has occurred and Mr. O’Donnell’s employment was terminated by us without cause on December 27, 2009, the estimated value of the accelerated vesting of his equity grants is $0.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In the case of a grantee’s death or disability, a number of options and restricted stock equal to the sum of (1) the number of options that were exercisable on the date of the grantee’s death or disability and (2) the number of options that would become exercisable within one year after the date of the grantee’s death or disability, will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, provided the grantee does not compete with us during that 180-day period without our permission.

	Michael P. O’Donnell	Robert M. Vincent	Kevin W. Toomy	Samuel A. Tancredi
Restricted Stock ($)(1)	—	$68,700	—	—
Other Equity ($)(1)	—	—	—	$55,200
Total	—	$68,700	—	$55,200

(1)	Value is based on the closing price of the last business day in the fiscal year ending on December 27, 2009 of $2.29.

Payments Made Upon a Change in Control

We are not contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. All of the restricted stock and options issued under the 2005 Long-Term Equity Incentive Plan will become fully vested if a grantee is terminated within one year of a change in control. If we undergo a change in control, the committee administering the 2005 Long-Term Equity Incentive Plan may provide that the options issued under such plan become exercisable and that such options may terminate if not exercised on the date of the change in control. Such committee may also accelerate the vesting of restricted stock grants under the 2005 Long-Term Equity Incentive Plan.

	Michael P. O’Donnell	Robert M. Vincent	Kevin W. Toomy	Samuel A. Tancredi
Restricted Stock ($)(1)	—	$137,400	—	—
Other Equity ($)(1)	—	—	—	$110,400
Total	—	$137,400	—	$110,400

(1)	Value is based on the closing price of the last business day in the fiscal year ending on December 27, 2009 of $2.29.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policy and Procedure

During fiscal 2009, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

As part of our quarterly internal certification of our financial statements, officers of the Company must either certify that they are not aware of any related-party transactions or they must disclose any such transactions.

The Audit Committee is responsible for review, approval or ratification of “related-person transactions” between Ruth’s Hospitality Group, Inc. or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. In the course of its review and approval or ratification of a related-party transaction, the Audit Committee considers:

•	the nature of the related-party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related-party and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters that the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related-party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Code of Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Ethics (the “Code of Ethics”), which is intended to insure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any material waiver or changes to the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by the Board and will be disclosed on our website within four business days. The full text of the Code of Ethics is published on the Investor Relations section of our website at www.rhgi.com.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2009 with KPMG LLP, our independent auditors for fiscal 2009, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received the written disclosures and the letter from KPMG LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, has discussed with KPMG LLP its independence and has considered whether the provision of non-audit services provided by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 27, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has selected KPMG LLP as our independent auditor for fiscal 2010.

This report is submitted by the members of the Audit Committee:

Robert S. Merritt, Chairman

Carla R. Cooper

Bannus B. Hudson

PROPOSAL NO. 2

THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010, and has further directed that the Board submit the selection of KPMG LLP for ratification by the stockholders at the annual meeting. During fiscal year 2009, KPMG LLP served as our independent registered public accounting firm and also provided certain audit-related and tax services as described below. The stockholder vote is not binding on the Audit Committee. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to the stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may, in its sole discretion, terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.

Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010. If the appointment is not ratified, our Audit Committee will consider whether it should select another independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table presents fees for professional services rendered by KPMG LLP for fiscal 2008 and 2009.

	Fiscal Year
Fee Category	December 28, 2008	December 27, 2009
Audit Fees	$572,500	$495,400
Audit-Related Fees	—	48,600
Tax Fees	51,450	113,080
All Other Fees	—	—

Total Fees	$623,950	$657,080

Audit Fees: Consists of fees billed or estimated to be billed for professional services rendered for the integrated audit of our consolidated financial statements and internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports and services that are typically provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit- Related Fees: Consists of fees billed or estimated to be billed for professional services provided by KMPG LLP in connection with the rights offering, including due diligence work with the filing of SEC registration statements and comfort letter preparation.

Tax Fees: Consists of fees billed for professional services provided by KPMG LLP relating to worldwide tax planning and compliance services, expatriate tax services (including preparation of amended tax returns that were not completed in fiscal 2008) and assistance with tax audits and appeals.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any permissible non-audit services to be provided to the Company by the independent auditor. The policy also authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All audit, audit-related and tax services performed by KPMG LLP in fiscal 2008 and 2009 were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

STOCKHOLDER PROPOSALS FOR THE 2011 MEETING

Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in May 2011 must be received by us no later than December 13, 2010. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our bylaws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will also be considered untimely if received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting and will not be placed on the agenda for the meeting.

OTHER MATTERS

The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the annual meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

RUTH’S HOSPITALITY GROUP, INC. 400 INTERNATIONAL PARKWAY SUITE 325 HEATHROW, FL 32746

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 Anywhere Street Any City, ON A1A 1A1

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	CONTROL #	000000000000

THE COMPANY NAME INC. – COMMON

THE COMPANY NAME INC. – CLASS A

THE COMPANY NAME INC. – CLASS B

THE COMPANY NAME INC. – CLASS C

THE COMPANY NAME INC. – CLASS D

THE COMPANY NAME INC. – CLASS E

THE COMPANY NAME INC. – CLASS F

THE COMPANY NAME INC. – 401K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.     DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you Vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Michael P. O’Donnell 02 Robin P. Selati 03 Carla R. Cooper 04 Bannus B. Hudson 05 Robert S. Merritt
06	Alan Vituli
The Board of Directors recommends you vote FOR the following proposal(s):								For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2010.
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.								☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

SHARES CUSIP#
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #	Signature (Joint Owners)		Date	SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

RUTH’S HOSPITALITY GROUP, INC. PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS MAY 26, 2010

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, appoints Michael P. O’Donnell and Robert M. Vincent, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of stock of Ruth’s Hospitality Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and any and all adjournments or postponements thereof to be held on May 26, 2010, beginning at 1:00 P.M. local time, at Ruth’s Chris Steak House, 80 Colonial Center Parkway, Lake Mary, Florida 32746.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side